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EXHIBIT 10.7
AMENDMENT TO NON-EMPLOYEE
DIRECTOR STOCK PLAN


The Belden Inc. Non-Employee Director Stock Plan is amended by replacing "200" in the first and second sentences of Paragraph 6 (Grant Formula) of the Stock Plan with "500."